EXHIBIT 99.1
                                                                    ------------

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                                January 23, 2003

                Contacts:   Melanie Dressel, President & Chief Operating Officer
                                                                  (253) 305-1911
                                     Gary R. Schminkey, Executive Vice President
                                                     and Chief Financial Officer
                                                                  (253) 305-1966

                         COLUMBIA BANKING SYSTEM REPORTS
                           FULL YEAR 2002 EARNINGS AND
                    41% INCREASE IN 4TH QUARTER 2002 EARNINGS

HIGHLIGHTS:
     o Fourth quarter earnings $4.5 million, up 41% from the 4th quarter 2001 and 21% from 3rd quarter 2002.
     o Earnings for the year $10.9 million, down 13% compared with the prior year.
     o Diluted 4th quarter earnings per share of $0.33, up 38% from the 4th quarter 2001 and 18% from 3rd quarter 2002.
     o   Diluted earnings per share for the year $0.82, down 10% from last year.
     o Allowance for loan losses increased to 1.63% of total loans, up from 1.26% at year-end 2001.
     o Total noninterest income up 15%; total noninterest expense up 5% compared with 2001.
     o   ROE and ROA improve to 13.74% and 1.06%, respectively, in 4th quarter
         2002.
     o Efficiency ratio improves to 61.66% in 4th quarter 2002; 66.17% for full year 2002.

TACOMA, WASHINGTON---Columbia Banking System, Inc. (Nasdaq: COLB) today announced earnings for the fourth quarter and full year ended December 31, 2002. Net income for the fourth quarter was $4.5 million, an increase of 41% from $3.2 million in the fourth quarter of 2001. On a diluted per share basis, net income for the fourth quarter was $0.33, up 38% from $0.24 in 2001. Return on average assets and return on average equity for the 4th quarter 2002 were 1.06% and 13.74%, respectively, compared to 0.87% and 10.38%, respectively, for last year.

         Net income for the year 2002 decreased 13% to $10.9 million compared with net income of $12.5 million in 2001, primarily resulting from a $10 million increase in the provision for loan losses for the year 2002. On a diluted per share basis, net income for 2002 was $0.82 per share compared with $0.91 per share in 2001, a decrease of 10%. Return on average assets and return on average equity were 0.68% and 8.77%, respectively, compared to 0.86% and 10.39%, respectively, for last year.

         William T. Weyerhaeuser, Chairman of the Board, stated, "We are pleased that the efforts we began in the second quarter of 2002 led to the increase in profitability we saw in Columbia's fourth quarter results. During a challenging economic environment and after a disappointing first quarter, we focused on our core business processes, asset quality and maintaining our commitment to exceptional customer service."

         At December 31, 2002, Columbia's total assets were $1.7 billion, an increase of 13% from $1.5 billion at year-end 2001. Total loans were $1.2 billion at year-end 2002, unchanged from year-end 2001. Total deposits increased 14% from December 31, 2001, ending the year at $1.5 billion. Core deposits increased $134 million, or 16%, for the year 2002 compared with 2001. Average core deposits increased to 65% of average total deposits in 2002, compared to 56% of average total deposits in 2001.

         Melanie Dressel, President and Chief Executive Officer of Columbia Bank commented, "Our focus has been to improve profitability and credit quality. The ongoing refinements of our credit and operational processes have contributed to our enhanced profitability the latter part of the year."

         "Our customers are at the center of everything we do," Ms. Dressel continued. "We are striving to provide the best possible customer service while still being compensated for the higher quality of service we deliver. While this process is not yet complete, our goal has been to make the most of our branch infrastructure by improving operational efficiency while generating increased revenue."

YEAR 2002 OPERATING RESULTS
NET INTEREST INCOME

         Net interest income increased $6.1 million, or 10%, in 2002 compared with a decrease of $63,000 in 2001. The increase in 2002 net interest income was the result of stable interest rates and increased core deposits. Decreases in net interest income in 2001 were largely due to a rapidly declining interest rate environment.

         The Company's net interest margin increased to 4.50% in 2002, compared with 4.36% in 2001. The net interest margin remained relatively consistent throughout 2002, at 4.54% in the first and second quarters, and 4.52% in the third quarter. Net interest margin decreased to 4.42% in the fourth quarter, primarily as a result of a 50 basis point decrease in the federal funds target rate.

         Average interest-earning assets increased to $1.45 billion, or 8%, during 2002, compared with $1.34 billion for the year 2001. The average yield on interest-earning assets decreased to 6.42% in 2002 from 7.81% in 2001, or 139 basis points. Average interest-bearing liabilities increased 10% to $1.21 billion, and the cost of average interest-bearing liabilities decreased 190 basis points to 2.31% from 4.21% in the year 2001.

NONPERFORMING ASSETS AND LOAN LOSS PROVISION

         The Company's provision for loan losses was $15.8 million for 2002, compared with $5.8 million for 2001. For the years ended December 31, 2002 and 2001, net loan charge-offs amounted to $11.3 and $9.9 million, respectively. The 2002 charge-offs included $5.3 million in connection with the now concluded problem credit relationship with a single borrower, initially reported in early 2001. This charge-off represents a write-down related to a commercial property that was subsequently transferred to Real Estate Owned and later sold in fourth quarter 2002. During 2002, the allowance for loan losses balance had a net increase of $4.4 million to $19.2 million as compared to year-end 2001. The allowance for loan losses as a percentage of loans (excluding loans held for sale at each date) improved to 1.63% at December 31, 2002 as compared to 1.26% of loans at December 31, 2001.

         At year-end 2002, the allowance for loan losses to nonperforming loans was 112% compared to 80% at December 31, 2001. Ms. Dressel said, "In light of the uncertain economic times, we are committed to prudent coverage in our allowance for loan losses."

NONINTEREST INCOME

         Total noninterest income increased $2.6 million, or 15%, in 2002. Total noninterest income, excluding the gain on sale of securities, increased $3.7 million, or 24%, in 2002. The increases in noninterest income during the fourth quarter and full year 2002 were in residential mortgage loan originations resulting from the effect of lower long-term interest rates, service charges and other fees resulting from the growth in core deposits, and merchant services income.

         In accordance with the Company's ongoing investment strategy, management monitors market conditions and seeks to realize gains on its securities portfolio as market conditions allow. Treasury activity in 2002 contributed $610,000 toward noninterest income from gain on sales of securities, compared to $1.7 million in 2001.

NONINTEREST EXPENSE

         Total noninterest expense increased $2.7 million, or 5%, for the year ending December 31, 2002, compared with the same period last year. Total noninterest expense, excluding gains on Real Estate Owned, increased $4.0 million, or 8%, for the year ending December 31, 2002, compared with the same period last year. The Company's emphasis on expense control is reflected in the small increase of $182,000, or 1%, for the fourth quarter of 2002, compared with the fourth quarter of 2001. The increases for the year 2002 were primarily due to personnel and occupancy costs associated with the Company's expansion in the major metropolitan areas of King and Pierce counties, which occurred principally in the first quarter of 2002.

         The Company's efficiency ratio improved to 66.2% for 2002 compared with 68.9% percent for 2001. Ms. Dressel noted, " We are pleased with the improving trend to our efficiency ratio, which was 69.8% in the first quarter of 2002, 69.7% for the 2nd quarter, 63.5% for the 3rd quarter and 61.7% for the last quarter of the year."

BRANCH NETWORK

         Ms. Dressel said, "During the first quarter of 2002, we opened our long-awaited Redmond branch and our 2nd & Columbia office in downtown Seattle; both of these new branches have exceeded our expectations in terms of loan and deposits. In the second quarter, we opened 104th & Canyon as a satellite branch to our Summit office, and relocated our Fife branch to a more visible and accessible location. Our second Gig Harbor location opened in August 2002, with a storefront facility within the busy downtown core, bringing us to 36 branches in 5 counties."

         Ms. Dressel noted, "While we have no new branches planned for 2003, we have not abandoned our growth aspirations. We are focusing Columbia's efforts on increasing market share in all of our communities. During the fourth quarter we implemented an information system that will allow us to more effectively market to our existing customer base as well. Our mission has not changed. We want to be the community bank in every community we serve."

         Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned bank subsidiary is Columbia Bank, a Washington state-chartered full-service commercial bank with 36 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Columbia's stock trades on the Nasdaq Stock MarketSM under the symbol COLB. Columbia Banking System's Annual Meeting of Shareholders will be held at 1:00 PST on April 23, 2003 at the Sheraton Tacoma Hotel, 1320 Broadway Plaza, Tacoma, Washington.

                                       ###

                    Note Regarding Forward Looking Statements

This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe Columbia's management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia's style of banking and the strength of the local economy. The words "will," "believe," "expect," "should," and "anticipate" and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia's filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local and national general and economic conditions, including the impact of the events of September 11, 2001, are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.

Columbia Banking System, Inc.
Financial Statistics
Unaudited
(in thousands, except per share amounts)

                                                                Three Months Ended                   Twelve Months Ended
                                                                    December 31,                          December 31,
                                                              2002               2001               2002               2001
                                                              ----               ----               ----               ----
EARNINGS
--------
   Net interest income                                    $   16,587         $   14,595         $   64,289         $   58,205
   Provision for loan loss                                     2,700              2,750             15,780              5,800
   Noninterest income                                          5,858              6,113             20,050             17,451
   Noninterest expense                                        13,335             13,153             53,653             50,954
   Net income                                                  4,472              3,169             10,885             12,513

PER SHARE*
----------
   Net income (basic)*                                    $     0.34         $     0.24         $     0.83         $     0.92
   Net income (diluted)*                                        0.33               0.24               0.82               0.91

AVERAGES
--------
   Total assets                                           $1,668,848         $1,450,488         $1,601,061         $1,460,263
   Interest-earning assets                                 1,518,118          1,321,857          1,454,714          1,343,410
   Loans                                                   1,186,886          1,195,795          1,183,922          1,218,906
   Securities                                                280,358            102,581            246,995            100,343
   Deposits                                                1,454,955          1,286,222          1,360,968          1,281,748
   Core deposits                                             951,165            785,505            885,008            718,262
   Shareholders' Equity                                      129,137            121,133            124,096            120,403

FINANCIAL RATIOS
----------------
   Return on average assets                                     1.06%              0.87%              0.68%              0.86%
   Return on average equity                                    13.74              10.38               8.77              10.39
   Net interest margin                                          4.42               4.42               4.50               4.36
   Efficiency ratio                                            61.66              68.88              66.17              68.92
   Average equity to average assets                             7.74               8.35               7.75               8.25

                                                          December 31        December 31
PERIOD END                                                    2002               2001
----------                                                    ----               ----
Total assets                                              $1,699,613         $1,498,294
   Loans                                                   1,175,853          1,170,633
   Allowance for loan losses                                  19,171             14,734
   Deposits                                                1,487,153          1,306,750
   Core deposits                                             980,709            846,546
   Shareholders' equity                                      132,384            118,966

Book value per share*                                           9.95               9.01

NONPERFORMING ASSETS
--------------------
   Nonaccrual loans                                       $   16,918         $   17,635
   Restructured loans                                            187                716
   Personal property owned                                       916
   Real estate owned                                             130                197
                                                          ----------         ----------
     Total nonperforming assets                           $   18,151         $   18,548


Nonperforming loans to period-end loans                         1.45%              1.57%
Nonperforming assets to period-end assets                       1.07               1.24
Allowance for loan losses to period-end loans                   1.63               1.26
Allowance for loan losses to nonperforming
   loans                                                      112.08              80.29

Net loan charge-offs                                      $   11,343(1)      $    9,857(2)

* Per share amounts have been retroactively adjusted for the 5% stock dividend announced April 2, 2002.
(1) For the twelve months ended December 31, 2002.
(2) For the year ended December 31, 2001.

Columbia Banking System, Inc.
Quarterly Financial Statistics
Unaudited
(in thousands, except per share amounts)

                                                                                 Three Months Ended
                                                    ----------------------------------------------------------------------------
                                                        Dec 31         Sept 30         June 30          Mar 31           Dec 31
                                                         2002            2002            2002            2002             2001
                                                         ----            ----            ----            ----             ----
EARNINGS
--------
   Net interest income                              $    16,587     $    16,219     $    15,927     $    15,556      $    14,595
   Provision for loan loss                                2,700           4,035           1,980           7,065            2,750
   Noninterest income                                     5,858           5,508           4,617           4,067            6,113
   Noninterest expense                                   13,335          12,473          14,152          13,693           13,153
   Net income (loss)                                      4,472           3,687           3,154            (428)           3,169

PER SHARE*
----------
   Net income (loss) [basic]*                              0.34            0.28            0.24           (0.03)            0.24
   Net income (loss) [diluted]*                            0.33            0.28            0.24           (0.03)            0.24

AVERAGES
--------
   Total assets                                       1,668,848       1,607,831       1,578,889       1,547,266        1,450,488
   Interest-earning assets                            1,518,118       1,451,499       1,430,752       1,416,947        1,321,857
   Loans                                              1,186,886       1,178,493       1,176,788       1,193,656        1,195,795
   Securities                                           280,358         242,844         251,125         212,956          102,581
   Deposits                                           1,454,955       1,378,396       1,317,080       1,291,455        1,286,222
   Core deposits                                        951,165         893,548         858,297         835,658          785,505
   Shareholders' Equity                                 129,137         125,421         120,324         121,402          121,133

FINANCIAL RATIOS
----------------
   Return on average assets                                1.06%           0.91%           0.80%          (0.11)%           0.87%
   Return on average equity                               13.74%          11.66%          10.51%          (1.43)%          10.38%
   Net interest margin                                     4.42%           4.52%           4.54%           4.54%            4.42%
   Efficiency ratio                                       61.66%          63.52%          69.68%          69.78%           68.88%
   Average equity to average assets                        7.74%           7.80%           7.62%           7.85%            8.35%

PERIOD END
----------
   Total assets                                       1,699,613       1,661,370       1,590,862       1,593,698        1,498,294
   Loans                                              1,175,853       1,167,633       1,160,847       1,171,192        1,170,633
   Allowance for loan losses                             19,171          18,426          15,767          15,226           14,734
   Deposits                                           1,487,153       1,437,728       1,346,199       1,309,765        1,306,750
   Core deposits                                        980,709         945,502         881,013         857,870          846,546
   Shareholders' equity                                 132,384         127,699         122,990         117,980          118,966

Book value per share*                                      9.95            9.63            9.27            8.90             9.01

NONPERFORMING ASSETS
--------------------
   Nonaccrual loans                                      16,918          15,027          15,956          23,849           17,635
   Restructured loans                                       187             425             425             425              716
   Personal property owned                                  916           1,148           1,275
   Real estate owned                                        130           4,681           6,668             276              197
                                                    -----------     -----------     -----------     -----------      -----------
     Total nonperforming assets                          18,151          21,281          24,324          24,550           18,548

Nonperforming loans to period-end loans                    1.45%           1.32%           1.41%           2.07%            1.57%
Nonperforming assets to period-end assets                  1.07%           1.28%           1.53%           1.54%            1.24%
Allowance for loan losses to period-end loans              1.63%           1.58%           1.36%           1.30%            1.26%
Allowance for loan losses to nonperforming loans         112.08%         119.25%          96.25%          62.73%           80.29%

Net loan charge-offs                                      1,955           1,376           1,439           6,573            1,413

* Per share amounts have been retroactively adjusted for the 5% stock dividend announced April 2, 2002.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
Columbia Banking System, Inc.
Unaudited

                                                                      Three Months Ended           Twelve Months Ended
                                                                           December 31,                December 31,
(in thousands except per share)                                        2002           2001          2002          2001
-------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                               $  19,619     $   21,623     $  80,003      $ 97,650
Securities available for sale                                           3,250          1,370        11,606         5,596
Securities held to maturity                                                50             63           214           265
Deposits with banks                                                       188            118           372         1,061
-------------------------------------------------------------------------------------------------------------------------
  Total interest income                                                23,107         23,174        92,195       104,572

INTEREST EXPENSE
Deposits                                                                5,906          8,165        24,740        43,763
Federal Home Loan Bank advances                                           313             51         1,945         1,690
Trust preferred obligations                                               301            363         1,221           635
Other borrowings                                                                                                     279
-------------------------------------------------------------------------------------------------------------------------
  Total interest expense                                                6,520          8,579        27,906        46,367
-------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME                                                    16,587         14,595        64,289        58,205
Provision for loan losses                                               2,700          2,750        15,780         5,800
-------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses                  13,887         11,845        48,509        52,405

NONINTEREST INCOME
Service charges and other fees                                          2,518          1,968         8,783         7,182
Mortgage banking                                                        1,352            880         3,411         2,652
Merchant services fees                                                  1,161          1,195         4,852         4,453
Gain on sale of investment securities, net                                193          1,613           610         1,720
Bank owned life insurance (BOLI)                                          358            233         1,294           429
Other                                                                     276            224         1,100         1,015
-------------------------------------------------------------------------------------------------------------------------
  Total noninterest income                                              5,858          6,113        20,050        17,451

NONINTEREST EXPENSE
Compensation and employee benefits                                      6,980          6,903        28,964        26,826
Occupancy                                                               2,142          1,990         8,249         7,563
Merchant processing                                                       508            465         2,015         1,852
Advertising and promotion                                                 231            410         1,867         1,763
Data processing                                                           414            500         1,792         1,921
Legal and professional services                                         1,043            439         2,382         1,592
Taxes, licenses & fees                                                    490            502         1,777         2,060
Gains on, and net cost of, real estate owned                             (372)             7        (1,565)         (307)
Other                                                                   1,899          1,937         8,172         7,684
-------------------------------------------------------------------------------------------------------------------------
  Total noninterest expense                                            13,335         13,153        53,653        50,954

Income before income taxes                                              6,410          4,805        14,906        18,902
Provision for income taxes                                              1,938          1,636         4,021         6,389
-------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                         $    4,472     $    3,169     $  10,885    $   12,513
=========================================================================================================================

NET INCOME PER COMMON SHARE:
  Basic                                                            $     0.34     $     0.24     $    0.83    $     0.92
  Diluted                                                                0.33           0.24          0.82          0.91

Average number of common shares outstanding                            13,187         13,168        13,165        13,538
Average number of diluted common shares outstanding                    13,353         13,368        13,318        13,721

CONSOLIDATED CONDENSED BALANCE SHEETS
Columbia Banking System, Inc.
Unaudited
(in thousands)

                                                                               December 31,   December 31,
                                                                                    2002           2001
---------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                         $   67,058     $   57,628
Interest-earning deposits with banks                                                18,425          9,361
---------------------------------------------------------------------------------------------------------
    Total cash and cash equivalents                                                 85,483         66,989

Securities available for sale at fair value (amortized cost of $320,499 and
     $145,550 respectively)                                                        321,513        144,465
Securities held to maturity (fair value of $6,412 and $8,024 respectively)           6,192          7,856
Federal Home Loan Bank stock                                                         9,707          9,141

Loans held for sale                                                                 22,102         29,364
Loans, net of unearned income of ($2,625) and ($2,894) respectively              1,175,853      1,170,633
  Less: allowance for loan losses                                                   19,171         14,734
---------------------------------------------------------------------------------------------------------
    Loans, net                                                                   1,156,682      1,155,899

Interest receivable                                                                  6,710          6,405
Premises and equipment, net                                                         52,921         52,297
Real estate owned                                                                      130            197
Other                                                                               38,173         25,681
---------------------------------------------------------------------------------------------------------
Total Assets                                                                    $1,699,613     $1,498,294
=========================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing                                                             $  299,862     $  242,971
Interest-bearing                                                                 1,187,291      1,063,779
---------------------------------------------------------------------------------------------------------
    Total deposits                                                               1,487,153      1,306,750

Federal Home Loan Bank advances                                                     46,470         40,000
Trust preferred obligations                                                         21,433         21,367
Other liabilities                                                                   12,173         11,211
---------------------------------------------------------------------------------------------------------
  Total liabilities                                                              1,567,229      1,379,328

Shareholders' equity:
  Preferred stock (no par value)
    Authorized, 2 million shares; none outstanding

                                                December 31,    December 31,
  Common stock (no par value)                      2002             2001
                                                   ----             ----
    Authorized shares                             60,032           60,032
    Issued and outstanding                        13,310           13,207          111,028        101,892
  Retained earnings                                                                 20,696         17,779
  Accumulated other comprehensive income (loss) -
    Unrealized gains (losses) on securities available for sale, net of tax             660           (705)
---------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                                     132,384        118,966
---------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                      $1,699,613     $1,498,294
=========================================================================================================

                                                                               9